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                                                                  EXHIBIT 99.2


                  WIND RIVER SYSTEMS ACQUIRES ROUTERWARE, INC.,
         FURTHER BROADENS PORTFOLIO OF EMBEDDED NETWORKING TECHNOLOGIES
                        FOR LEADING-EDGE INTERACT DEVICES

ALAMEDA, CA. June 30,1999 - Wind River Systems (Nasdaq:WIND), the leader in embedded development software and services for the post-PC era, today announced that it has completed the acquisition of RouterWare, Inc., the leading supplier of portable networking protocol source code. The addition of RouterWare expands Wind River's offering of high-value, integrated software solutions for data communication and telecommunication equipment manufacturers. With the intense competition and rapid growth of the Internet such manufacturers demand an increasingly more complete array of pre-packaged networking solutions to address their time to market needs.

Wind River issued an aggregate of 730,923 shares of its common stock and reserved an additional 634,065 shares for issuance upon exercise of outstanding employee stock options in exchange for all outstanding shares of RouterWare common stock, including shares issuable upon exercise of employee stock options. Based upon Wind River's June 30, 1999 closing price of $16.0625 per share, the transaction is valued at approximately $21.9 million. The acquisition will be accounted for as a pooling of interests. Wind River's financial reports for the second fiscal quarter of 1999 (ending July 31) and prior periods will reflect the effect of the acquisition. The company expects to record a one-time charge in the second quarter to cover acquisition-related expenses.

RouterWare products will become immediately available through Wind River's worldwide sales channel, allowing Wind River customers access to a broad array of advanced Internet technologies. Rapidly growing potential markets for these solutions include: enterprise and carrier network equipment such as switches, routers, WAN access equipment; cable modems and cable modem termination systems, xDSL modems and DSL access multiplexers, and home networking equipment. In addition to gaining strategic technologies and products, Wind River adds the leading-edge engineering talent of the RouterWare team to its existing base, giving the company the deepest expertise of any embedded software provider.

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"Networking technology is critically important to products based on embedded software, especially now that the Internet is driving a tremendous amount of growth in non-PC technology," said Jerry Fiddler, chairman and co-founder of Wind River. "This acquisition underscores our goal to provide high value solutions to Internet infrastructure manufacturers working to bring real bandwidth -- wired and wireless -- to our homes and offices. The addition of RouterWare's more than 50 networking protocols to our existing networking technologies -- including the software we acquired from Xact and the resulting TornadoTM for Managed Switches product -- further extends our position as the leading provider of embedded software for the new era of Internet devices."

"We are very excited about being part of the explosive growth in post-PC applications that is Wind River's domain," said Ross Wheeler, founder and chief executive officer of RouterWare. "Our products will now be available to a much larger group of developers through Wind River. And, by bringing embedded application development software and our wide range of networking products under one roof, developers will be able to build next-generation embedded applications far more easily and with more options than ever before."

ROUTERWARE
RouterWare markets its portable protocol products to a variety of customers. The company's client base consists of over 160 companies worldwide including Cisco Systems, Lucent Technologies, 3Com Corporation, Ascend Communications, Northern Telecom, and Tut Systems. The OEM Group of RouterWare develops and markets a suite of software modules used in data communications products such as bridges, routers, gateways, and remote access servers. RouterWare's suite of OEM products is easily ported to various operating environments through the Company' s use of CPU and OS independent programming methods.

RouterWare's iVasion Group provides Windows-based products to Internet Service Providers, corporations, remote offices and home users with standards based network access solutions. iVasion products include a VPN client, VPN server and NAT gateway running on Windows 9x/NT. These solutions support major and emerging protocol standards including NAT, PPTP, L2F, L2TP, IPSee, PPP over Ethernet and more.

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WIND RIVER SYSTEMS, INC.
Wind River Systems, Inc is thc worldwide leader in embedded software. Wind River provides software development tools, real-time operating systems, and advanced connectivity for use in products throughout the Internet, telecommunications and data communications, digital imaging, networking, medical, computer peripherals, automotive, and aerospace/defense markets. Wind River is how smart things think. Founded in 1983, Wind River is headquartered in Alameda, California, with operations in fifteen countries worldwide.

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